Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2022

FIRST QUARTER FINANCIAL RESULTS

●    First quarter sales up 3.4% year-over-year

●    Strong operating cash flow and facility sale drives net debt to lowest level in over three years

●    Six-month backlog at September 24, 2021 was $86.1 million, a 22.5% increase since June 30, 2021

●    Management optimistic recovery is underway as order rates and demand improve

RACINE, WISCONSIN — October 29, 2021 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2022 first quarter ended September 24, 2021.

Sales for the fiscal 2022 first quarter were $47.8 million, compared to $46.2 million for the same period last year. The 3.4% increase in 2022 first quarter sales was primarily due to improving demand within the Company’s global oil and gas, industrial and marine markets compared to the same period last fiscal year. The impact of improving markets has been partially offset by significant global supply chain challenges, limiting sales revenue in the quarter. Foreign currency exchange had a $0.5 million positive impact on fiscal 2022 first quarter sales.

John H. Batten, Chief Executive Officer, commented: “Demand across many of our global markets is improving, and I am encouraged by our strong first quarter performance as we worked tirelessly to navigate unprecedented global supply chain issues. We anticipate the supply chain challenges will persist through our second fiscal quarter before easing through the second half of the fiscal year. We continue to focus on strategies that modernize our global facilities and realign our cost structure. During the first quarter, we completed a sale leaseback of our Rolla production facility for net proceeds of $9.1 million (resulting in a gain of $2.9 million recorded in Other Operating Income). The restructuring action at our Belgium operation announced in the fourth quarter of fiscal 2021 is expected to be completed this fiscal year and we anticipate incurring approximately $1.0 million of restructuring expenses in the second quarter. These actions as well as future actions are expected to generate annualized pre-tax savings of approximately $1.6 million, while reducing the capital requirements necessary to operate our business.”

“Our six-month backlog at September 24, 2021, was $86.1 million, compared to $69.4 million at September 25, 2020, and $70.3 million at June 30, 2021. The 22.5% increase in our six-month backlog over the past three months is encouraging and is supported by improving demand trends across many of our global markets. The investment cycle in the North America pressure pumping industry has yet to materialize. However, we are optimistic an oil and gas investment cycle will begin in the coming quarters supported by an aging fleet of equipment and higher oil and gas prices. Overall, I am pleased with the progress we are making to transform our business. We ended the quarter with strong order rates across many areas of our business and we believe fiscal 2022 will be a good year of profitable growth for Twin Disc.”

Gross profit percent for the fiscal 2022 first quarter was 28.2%, compared to 21.0% in the fiscal 2021 first quarter. The 720-basis point increase in gross profit margin percentage for the fiscal 2022 first quarter compared to the fiscal 2021 first quarter, was primarily due to higher, more profitable sales, the positive outcomes of targeted cost reduction initiatives and the favorable impact of the Employee Retention Credit (“ERC”), a COVID-19 relief program of the U.S. government, recorded in the quarter ($1.3 million). The quarter also benefited from the incremental impact of the NOW subsidy ($0.3 million), a COVID-19 relief program of the Netherlands government.

For the fiscal 2022 first quarter, marketing, engineering and administrative (ME&A) expenses increased $0.7 million to $13.1 million, compared to $12.4 million for the fiscal 2021 first quarter. The slight increase in ME&A expenses in the quarter was primarily due to a current year global bonus accrual and higher salary and benefit costs, partially offset by the favorable impact of the ERC. As a percent of revenues, ME&A expenses increased to 27.4% for the fiscal 2022 first quarter, compared to 26.9% for the same period last year.

Twin Disc recorded restructuring charges of $48,000 in the fiscal 2022 first quarter, compared to restructuring charges of $0.4 million in the same period last fiscal year. Restructuring activities during the fiscal 2022 first quarter related primarily to ongoing cost reduction and productivity actions at the Company’s European operations and actions to adjust the cost structure at our domestic operation.

The fiscal 2022 first quarter effective tax rate was 16.2% compared to 19.1% in the prior fiscal year first quarter. The current year rate was impacted by the fact that the domestic entity recognized a full valuation allowance in the fourth quarter of fiscal 2021, resulting in limited recognition of tax expense.

Net income attributable to Twin Disc for the fiscal 2022 first quarter was $1.9 million or $0.14 per share, compared to a net loss attributable to Twin Disc of $(4.0) million or $(0.30) per share for the prior fiscal year first quarter.

Earnings before interest, taxes, depreciation, and amortization (EBITDA)* was $5.4 million for the fiscal 2022 first quarter, compared to a loss of $(1.6 million) for the fiscal 2021 first quarter.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “We generated $2.4 million of cash provided by operating activities and benefitted from the sale leaseback of our Rolla facility. As a result, we ended the fiscal 2022 first quarter with net debt of $9.8 million, compared to $19.7 million at June 30, 2021 which represents the lowest net debt level (Total debt less cash) in over three years. While inventories increased over the last three months, we continue to believe we will reduce inventories as fiscal 2022 progresses and many of our global markets recover. I am pleased with the progress we are making improving our balance sheet and liquidity position. As a result, we are planning to increase capital expenditures during fiscal 2022 after controlling investments throughout the COVID-19 crisis. We expect to invest $9 million to $11 million in capital expenditures during fiscal 2022.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on October 29, 2021. To participate in the conference call, please dial 1-877-407-9039 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. October 29, 2021 until midnight November 5, 2021. The number to hear the teleconference replay is 1-844-512-2921. The access code for the replay is 13723996.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/ and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, as well as the measure of net debt in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)

	For the Quarter Ended
	September 24, 2021	September 25, 2020
Net sales	$47,761	$46,179
Cost of goods sold	34,314	36,476
Gross profit	13,447	9,703

Marketing, engineering and administrative expenses	13,091	12,445
Restructuring expenses	48	405
Other operating income	(2,939)	-
Income (loss) from operations	3,247	(3,147)

Interest expense	530	573
Other expense (income), net	355	1,148
Income (loss) before income taxes and noncontrolling interest	2,362	(4,868)
Income tax expense (benefit)	382	(931)

Net income (loss)	1,980	(3,937)
Less: Net earnings attributable to noncontrolling interest, net of tax	(60)	(42)
Net income (loss) attributable to Twin Disc	$1,920	$(3,979)

Income (loss) per share data:
Basic income (loss) per share	$0.14	$(0.30)
Diluted income (loss) per share	$0.14	$(0.30)

Weighted average shares outstanding data:
Basic shares outstanding	13,283	13,197
Diluted shares outstanding	13,350	13,197

Comprehensive income:
Net income (loss)	$1,980	$(3,937)
Benefit plan adjustments, net of income taxes of $117 and $177, respectively	384	553
Foreign currency translation adjustment	(1,938)	3,612
Unrealized gain on hedges, net of income taxes of $63 and $22, respectively	204	75
Comprehensive income	630	303
Less: Comprehensive income attributable to noncontrolling interest	(136)	(55)

Comprehensive income attributable to Twin Disc	$494	$248

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended
	September 24, 2021	September 25, 2020
Net income (loss) attributable to Twin Disc	$1,920	$(3,979)
Interest expense	530	573
Income taxes	382	(931)
Depreciation and amortization	2,550	2,758
Earnings (loss) before interest, taxes, depreciation and amortization	$5,382	$(1,579)

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	For the Quarter Ended
	September 24, 2021	June 30, 2021
Current maturities of long-term debt	$2,000	$2,000
Long-term debt	29,883	30,085
Total debt	31,883	32,085
Less cash	22,092	12,340

Net debt	$9,791	$19,745

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	September 24,	June 30,
	2021	2021
ASSETS
Current assets:
Cash	$22,092	$12,340
Trade accounts receivable, net	34,837	39,491
Inventories	121,092	114,967
Assets held for sale	3,321	9,539
Prepaid expenses	6,165	5,704
Other	7,334	9,926
Total current assets	194,841	191,967

Property, plant and equipment, net	44,339	45,463
Right-of-use assets operating leases	14,216	14,736
Intangible assets, net	16,468	17,480
Deferred income taxes	2,615	2,511
Other assets	3,768	3,256

TOTAL ASSETS	$276,247	$275,413

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	29,363	31,011
Accrued liabilities	49,138	45,549

Total current liabilities	80,501	78,560

Long-term debt	29,883	30,085
Lease obligations	12,373	12,887
Accrued retirement benefits	10,853	11,176
Deferred income taxes	4,543	5,045
Other long-term liabilities	6,470	7,000

Total liabilities	144,623	144,753

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802; no par value	41,165	40,972
Retained earnings	128,856	126,936
Accumulated other comprehensive loss	(24,041)	(22,615)
	145,980	145,293
Less treasury stock, at cost (974,978 and 985,686 shares, respectively)	14,942	15,083

Total Twin Disc shareholders' equity	131,038	130,210

Noncontrolling interest	586	450
Total equity	131,624	130,660
TOTAL LIABILITIES AND EQUITY	$276,247	$275,413

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Quarter Ended
	September 24, 2021	September 25, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,980	$(3,937)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities, net of acquired assets:
Depreciation and amortization	2,550	2,758
Gain on sale of assets	(2,939)	-
Restructuring expenses	(125)	-
Provision for deferred income taxes	(814)	(4,908)
Stock compensation expense and other non-cash changes, net	937	709
Net change in operating assets and liabilities	785	4,662
Net cash provided (used) by operating activities	2,374	(716)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(846)	(1,419)
Proceeds from sale of fixed assets	9,139	19
Proceed on note receivable	500	300
Other, net	(81)	(129)
Net cash used by investing activities	8,712	(1,229)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangement	20,591	18,301
Repayments under revolver loans	(20,591)	(18,674)
Repayments of other long-term debt	(278)	(155)
Payments of withholding taxes on stock compensation	(292)	(224)
Net used by financing activities	(570)	(752)

Effect of exchange rate changes on cash	(764)	1,322

Net change in cash	9,752	(1,375)

Cash:
Beginning of period	12,340	10,688

End of period	$22,092	$9,313

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